FOR IMMEDIATE RELEASE


                       PULASKI FINANCIAL EXECUTIVE RESIGNS

ST. LOUIS, SEPT. 26, 2007 - Pulaski Financial Corp. (Nasdaq Global Select: PULB) announced today that Christopher Reichert, the company's executive vice president whose primary role was overseeing the bank's residential mortgage lending business, has resigned to pursue other opportunities. Reichert also resigned as a member of the board of directors. The company does not anticipate any compensation charges related to his departure.

"Chris has been an effective contributor to our bank, and we wish him success in his new endeavors," said William A. Donius, chairman and chief executive officer. "Although we will miss Chris, we have a deep and talented retail mortgage team that includes ten managers guiding our day-to-day operations." Pulaski also has a deep and experienced senior management team, and Donius noted because of this, the company does not expect to immediately search for a replacement.

Donius said the bank is continuing in its role as one of the top lenders in both the St. Louis metropolitan area as well as Kansas City. Pulaski has never been active in sub prime lending and plans to continue to actively originate mortgages in the conforming market. Pulaski recently opened its 11th full service bank branch in the St. Louis area and plans to open a (12)th branch in Clayton, Missouri in October. The bank is pursuing a strategy to be the premier community bank in St. Louis.

ABOUT PULASKI FINANCIAL

Pulaski Financial Corp., operating in its 85th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail-banking products through 11 full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2006, and our Quarterly Reports on Form 10-Q for the quarters ending December 31, 2006, March 31, 2007 and June 30, 2007on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

FOR ADDITIONAL INFORMATION CONTACT:
William A. Donius, Chairman & CEO              Tad Gage or Woody Wallace
Pulaski Financial Corp.                        The Investor Relations Company
(314) 878-2210 Ext. (3610)                     (312) 245-2700